Exhibit 99.1

Press Release

Contacts:	Roger G. Stoll, Ph.D.	Andrew Fowler

	Chairman, President and CEO	Investor and Media Relations

	Cortex Pharmaceuticals, Inc.	Waggener Edstrom Bioscience

	(949) 727-3157	(503) 443-7000

CORTEX ANNOUNCES $4 MILLION EXPANSION OF
AMPAKINE® RESEARCH COLLABORATION WITH SERVIER

Additional Research to Include Anxiety Disorders

IRVINE, CA (October 9, 2002)—Cortex Pharmaceuticals, Inc. (AMEX: COR) today announced the expansion of its research collaboration with Les Laboratoires Servier (“Servier”) to include the identification and development of AMPAKINE compounds that may be used to treat Anxiety Disorders—a category that includes Panic Disorder, Obsessive-Compulsive Disorder, Generalized Anxiety Disorder, Social Phobia and Post-Traumatic Stress—and collectively represents more than $3 billion in worldwide sales. The decision to be the first company to license AMPAKINE technology for the indication of Anxiety Disorders and to further invest in Cortex comes just three months after Servier selected CX516 as its Phase II lead AMPAKINE compound to treat Mild Cognitive Impairment (“MCI”), Alzheimer’s Disease (“AD”) and other neurodegenerative diseases in its territory, primarily Europe, Africa and Asia.

Under the expanded licensing agreement, Cortex will receive $4 million of research funding in eight payments of $500,000 each. The first payment will be made in October 2002. In addition to the scheduled payments, Cortex will be eligible to receive milestone payments based on successful AMPAKINE clinical and commercial development, plus royalties from product sales. In exchange for research funding, Cortex will provide Servier with an exclusive license for Anxiety Disorders in its territory. Cortex will retain the AMPAKINE rights for Anxiety Disorders, MCI, AD and other neurodegenerative disorders in North America, and Latin and South America, with the exception of Argentina, Brazil and Venezuela. The agreement provides Cortex with the opportunity to develop and market some of these indications for its own use or to license the remainder to other corporate partners. In addition, Cortex retains the worldwide rights for ADHD, Autism, Post Stroke, Traumatic Brain Injury and Spinal Cord Injury.

“This is a further investment in Cortex by a company that has a great deal of knowledge about AMPAKINE technology. With the additional two years of payments, we have solved the immediate financial issues referred to in our previous public statements,” said Dr. Roger G. Stoll, the new Chairman, President and CEO of Cortex. “We see this agreement as a vote of confidence based on the progress we have made together in developing longer-acting and more-potent AMPAKINE compounds to treat Alzheimer’s Disease and other neurodegenerative diseases.”

Productive Partnership

Cortex and Servier began their collaboration in October 2000 with several research and licensing agreements that focused on joint research, clinical development and commercialization of Cortex’s AMPAKINE technology for the treatment of MCI, AD and other neurodegenerative diseases. Cortex and Servier most recently collaborated in designing and implementing the first AMPAKINE CX516 Cross-National Mild Cognitive Impairment Study.

Conference Call

Cortex will host a conference call on Oct. 9, at 1:00 p.m. PDT, to discuss today’s announcement. Following the conference call, the Company will open the phone lines to answer questions from investors and members of the media. Those who wish to participate may do so using the following dial-in information: In the United States/Canada, call (877) 422-4657, passcode: 6070273. Internationally, interested parties should call (706) 634-5021, passcode: 6070273. An audio replay of the conference call will be available two hours after the completion of the conference call until Oct.18, 2002. In the United States/Canada, the replay may be accessed by calling (800) 642-1687 and providing the following passcode: 6070273. The replay may be accessed internationally by calling (706) 645-9291, passcode: 6070273.

About Servier

Servier is the largest privately owned pharmaceutical company in France. It is the third-ranked French drug group worldwide and the 14th in the European ranking of drug companies. Servier is a privately owned company, established in 1954 by its founder and current Chairman Jacques Servier, M.D. The Servier Group has 70 subsidiaries and markets its products in 140 countries with its main therapeutic products used to treat diabetes, cardiovascular disease, neuropsychiatric disorders, oncology, and bone and joint diseases. Servier has obtained regulatory approval for over 30 medicines originating from its own research over the past 30 years. (http://www.servier.com/)

About Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including MCI and Alzheimer’s disease and Anxiety Disorders. (http://www.cortexpharm.com/)

Forward-Looking Statement

Note—This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that that the agreements with Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; the Company may need to secure additional capital needed to continue its operations; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been shown to have efficacy in the treatment of any disease.

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